SOLARWINDS AGREES TO ACQUIRE TRIGEO

SolarWinds to offer powerful and affordable Log and Event Management in response to demand from its Customers and User Base

AUSTIN, Texas – June 23, 2011 – SolarWinds® (NYSE: SWI), a leading provider of powerful and affordable IT management software, today announced that it has entered into a definitive agreement to acquire privately-held TriGeo, a provider of log and event management software, for $35 million cash. The company expects the acquisition to close in the third quarter of 2011.

“Upon completion of the acquisition, the addition of TriGeo’s offerings to our portfolio should give SolarWinds the opportunity to respond to our existing network and systems management customers’ demand for affordable and easy-to-use solutions for log and event management. We’re also excited to expand into another highly complementary branch of IT management that we believe is ripe for our disruptive go-to-market model,” said Kevin Thompson, SolarWinds’ President and CEO.

Overview:

•	SolarWinds intends to acquire TriGeo, adding log and event management product offerings to the SolarWinds portfolio, further extending the range of problems SolarWinds can solve for its users.

•

Upon completion of the acquisition, the company plans to call the product SolarWinds Log and Event Manager (LEM) and believes it will give IT organizations the ability to collect volumes of data from virtually any device on the network and correlate that data in real-time, resulting in greater visibility, security and control.

•

The functionality provided by TriGeo’s technology serves a critical need for IT professionals tasked with managing network, systems and application performance and availability, aggregating and interpreting detailed log and event data to enable IT infrastructure monitoring and troubleshooting, ensuring compliance with regulations such as PCI, SOX and HIPAA, and monitoring and reacting to security-related issues, such as user privileges and firewall rules.

•	SolarWinds plans to share additional details around future product direction, positioning and pricing once the acquisition is complete.

“Like SolarWinds, TriGeo has built a reputation for providing products that are powerful and easy to use,” continued Thompson. “We look forward to welcoming the TriGeo team into the SolarWinds family and working together to fully integrate these log and event management solutions into the SolarWinds model, making them easier to access and easier to afford for companies of any size.”

In support of this announcement, SolarWinds will host a teleconference on Thursday, June 23 at 8:00am CT. The domestic dial-in number for this call is 888-318-7470; international participants can dial + 719-457-2657 to access the call. Please dial in 5-10 minutes before the scheduled start time. A live webcast of the call will be available on the SolarWinds Investor Relations website at ir.solarwinds.com. A replay of the webcast will be available on a temporary basis shortly after the event at the same location.

For more information on SolarWinds, the acquisition, and SolarWinds’ IT management solutions, please visit www.solarwinds.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the ability of SolarWinds to integrate the acquisition, the existence of and its ability to respond to demand for log and event management and the closing of the acquisition. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “will,” “plans,” “believes,” “intends” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; (b) the inability to increase sales to existing customers and to attract new customers; (c) SolarWinds’ failure to integrate acquired businesses and any future acquisitions successfully; (d) the timing and success of new product introductions by SolarWinds or its competitors; (e) changes in SolarWinds’ pricing policies or those of its competitors; and (f) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission, including the Form 10-Q filed on May 6, 2011. All information provided in this release is as of the date hereof and SolarWinds undertakes no duty to update this information except as required by law.

About SolarWinds

SolarWinds (NYSE: SWI) provides powerful and affordable IT management software to customers worldwide – from Fortune 500 enterprises to small businesses. We work to put our users first and remove the obstacles that have become “status quo” in traditional enterprise software. SolarWinds products are downloadable, easy to use and maintain, and provide the power, scale, and flexibility needed to address users’ management priorities. Our online user community, thwack, is a gathering-place where tens of thousands of IT pros solve problems, share technology, and participate in product development for all of SolarWinds’ products. Learn more today at http://www.solarwinds.com.

SolarWinds and SolarWinds.com are registered trademarks of SolarWinds. All other company and product names mentioned are used only for identification purposes and may be trademarks or registered trademarks of their respective companies.

CONTACTS:

Investors:	Media:
Dave Hafner	Tiffany Nels
Phone: 512.682.9867	Phone: 512.682.9545
ir@solarwinds.com	pr@solarwinds.com